Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Principal at Risk Securities Linked to the EURO STOXX 50® Index due October 22, 2024	$5,000,000	$622.50

(1)	The total filing fee of $622.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 947 dated October 17, 2017 (To Market Measure Supplement dated March 18, 2015, Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015)

Wells Fargo & Company Medium-Term Notes, Series K Equity Index Linked Notes
■	Market Linked Notes—Participation above Upside Threshold with Periodic Interest and Principal Return at Maturity Notes Linked to the EURO STOXX 50® Index due October 22, 2024

■	Linked to the EURO STOXX 50® Index

■	Quarterly interest payments at a rate of 0.25% per annum
■

Potential for a positive market-linked return at maturity by participating on a less than 1-for-1 basis in any appreciation of the Index in excess of 104.25% of the starting level. In addition to the final interest payment, the payment at maturity will reflect the following terms:

■

If the ending level is greater than the upside threshold level, you will receive at maturity the original offering price plus a positive market-linked return reflecting less than 1-for-1 participation in the percentage increase in the Index in excess of the upside threshold level

■

If the ending level is less than or equal to the upside threshold level, you will receive at maturity the original offering price, but you will not receive any positive market-linked return on your investment

■	The upside threshold level is 104.25% of the starting level. The participation rate is equal to the starting level divided by the upside threshold level, which is approximately 95.9233%
■

You will receive a positive market-linked return at maturity only if the Index increases by more than 4.25% from its starting level to its ending level. Further, you will participate on a less than 1-for-1 basis in any appreciation of the Index only to the extent that such appreciation is in excess of the upside threshold level

■	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)
■

All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated value of the notes is $920.87 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-10.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000.00	$26.20	$973.80
Total	$5,000,000.00	$131,000.00	$4,869,000.00

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Investment Description

The Notes Linked to the EURO STOXX 50® Index due October 22, 2024 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	quarterly interest payments at an interest rate of 0.25% per annum;

(ii)	the possibility for a positive market-linked return at maturity by participating on a less than 1-for-1 basis in any appreciation of the Index in excess of 104.25% of the starting level;

(iii)	repayment of the original offering price regardless of the performance of the Index.

You will receive a positive market-linked return at maturity only if the Index increases by more than 4.25% from its starting level to its ending level. Further, you will participate on a less than 1-for-1 basis in any appreciation of the Index only to the extent that such appreciation is in excess of the upside threshold level.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Index is an equity index that is composed of 50 component stocks of sector leaders in 11 Eurozone countries and is intended to provide an indication of the pattern of common stock price movement in the Eurozone.

You should read this pricing supplement together with the market measure supplement dated March 18, 2015, the prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015 for additional information about the notes. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Market Measure Supplement dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096591/d890724d424b2.htm

•	Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096449/d890684d424b2.htm

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

PRS-2

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Investment Description (Continued)

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to

PRS-3

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Investment Description (Continued)

changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-4

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Investor Considerations

We have designed the notes for investors who:

∎	seek an investment with quarterly interest payments at a rate of 0.25% per annum;

∎	seek modified exposure to the upside performance of the Index, without exposure to any decline in the Index, by:
☐	participating on a less than 1-for-1 basis in any appreciation of the Index in excess of 104.25% of the starting level; and

☐	providing for the repayment of the original offering price at maturity regardless of the performance of the Index;

∎	understand that they will not receive a positive market-linked return at maturity unless the Index increases by more than 4.25% from its starting level to its ending level;

∎	understand that they will participate on a less than 1-for-1 basis in any appreciation of the Index only to the extent that such appreciation is in excess of the upside threshold level;

∎	are willing to forgo dividends on the securities included in the Index; and

∎	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

∎	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

∎	seek the potential of a positive market-linked return at maturity if the level of the Index appreciates to an ending level that is less than or equal to the upside threshold level;

∎	seek full exposure to the upside performance of the Index;

∎	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

∎	are unwilling to accept the risk of exposure to the Eurozone equity market;

∎	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

∎	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or

∎	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Terms of the Notes

Market Measure:	EURO STOXX 50® Index

Pricing Date:	October 17, 2017

Issue Date:	October 20, 2017 (T+3)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Interest Payment Dates:	Quarterly, on the 22nd day of each January, April, July and October, commencing January 2018 and ending at maturity.

Interest Rate:

The interest rate, which will be payable on the face amount of the notes, is 0.25% per annum. See “Description of Notes—Interest and Principal Payments” and “—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the notes will be calculated, accrued and paid.

Payment at Stated Maturity:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount plus the final interest payment. The “redemption amount” per note will equal:

•	if the ending level is greater than the upside threshold level: $1,000 plus

$1,000	×	ending level – upside threshold level	× participation rate	; or
starting level

•	if the ending level is less than or equal to the upside threshold level: $1,000

All calculations with respect to the redemption amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the redemption amount will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:

October 22, 2024. If the final calculation day is postponed, the stated maturity date will be the later of (i) October 22, 2024 and (ii) the third business day after the final calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Notes—Market Disruption Events” for information about the circumstances that may result in a postponement of the calculation day. If the stated maturity date is not a business day, the payment required to be made on the notes on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

Starting Level:	3607.77, the closing level of the Index on the pricing date.
Upside Threshold Level:	The “upside threshold level” is 3761.100225, which is equal to 104.25% of the starting level.
Participation Rate:	The “participation rate” is equal to the starting level divided by the upside threshold level, or 100% divided by 104.25%, which is approximately 95.9233%.

PRS-6

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Terms of the Notes (Continued)

Closing Level:

The “closing level” of the Index on any trading day means the official closing level of the Index reported by the index sponsor on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Thomson Reuters Ltd., but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth below under “Additional Terms of the Notes—Market Disruption Events,” “—Adjustments to the Index” and “—Discontinuance of the Index.”

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.
Calculation Day:

October 17, 2024. If such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Notes—Market Disruption Events.”

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $25.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of our affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to the discount, concession or distribution expense fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95000E3U1

PRS-7

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a final interest payment as provided herein and a cash payment per note (the redemption amount) calculated as follows:

PRS-8

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Hypothetical Payout Profile

The following profile is based on an upside threshold level of 104.25% of the starting level, which results in a participation rate of approximately 95.9233%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your notes to maturity.

PRS-9

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Risk Factors

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

You May Not Receive Any Positive Return On The Notes In Excess Of The Interest Payments.

Any positive market-linked return you receive on the notes at stated maturity will depend on the percentage increase, if any, in the ending level of the Index relative to the upside threshold level. Because the level of the Index will be subject to market fluctuations, the ending level may be less than or equal to the upside threshold level, in which case you will only receive the original offering price of your notes at stated maturity (in addition to a final interest payment).

The interest payments on the notes represent a below-market yield to maturity as compared to a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Accordingly, if you do not receive a sufficiently positive market-linked return at maturity, the yield that you will receive on the notes may be less than the return you could earn on other investments.

The Redemption Amount Will Be Greater Than The Original Offering Price Of Your Notes At Maturity Only If The Ending Level Is Greater Than The Upside Threshold Level.

You will not participate in any appreciation in the level of the Index through an investment in the notes unless the level of the Index appreciates by more than 4.25% from the starting level to the ending level. Further, you will not fully participate in any appreciation of the Index in excess of the upside participation threshold. Any such participation will be on less than a 1-for-1 basis as the participation rate is less than 100%.

If The Index Appreciates, The Market-Linked Return On Your Notes, If Any, Will Be Less Than The Actual Return On The Index.

As a result of the manner in which the redemption amount will be determined, including a participation rate of less than 100% and the fact that you will participate in any appreciation of the Index only to the extent that such appreciation is in excess of the upside threshold level, any positive market-linked return on the notes will be less than the return that you could have achieved on an alternative investment providing 1-to-1 exposure to the upside performance of the Index. In addition, you will not receive the value of dividends or other distributions paid with respect to the Index.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

PRS-10

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Risk Factors (Continued)

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Investment Description.”

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

●

Index Performance. The value of the notes prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the upside threshold level.

●	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

●	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.

●

Time Remaining To Maturity. The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the stated maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current level of the Index.

●	Dividend Yields On Securities Included In The Index. The value of the notes may be affected by the dividend yields on securities included in the Index.

●

Volatility Of Currency Exchange Rates. Since the level of the Index is based on the value of its component stocks as expressed in a foreign currency, the value of the notes may be affected if the volatility of the exchange rate between the U.S. dollar and that foreign currency changes.

PRS-11

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Risk Factors (Continued)

●

Correlation Between Currency Exchange Rates And The Index. Since the level of the Index is based on the value of its component stocks as expressed in a foreign currency, the value of the notes may be affected by changes in the correlation between the exchange rate between the U.S. dollar and that foreign currency and the Index.

In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the notes, changes in the level of the Index may not result in a comparable change in the value of the notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

The trading prices of the securities included in the Index will determine the redemption amount payable to you at maturity. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Redemption Amount You Will Receive At Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the notes and the redemption amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the notes. We are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement and the accompanying market measure supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

PRS-12

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Risk Factors (Continued)

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

The Index includes the stocks of foreign companies and you should be aware that investments in notes linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The stocks included in the Index may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the Index which could, in turn, adversely affect the value of the notes.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the ending level of the Index and may be required to make other determinations that affect the return you receive on the notes at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the scheduled calculation day, which may result in postponement of the calculation day; determining the ending level of the Index if the calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the ending level of the Index; and determining whether to adjust the ending level of the Index on the calculation day in the event of certain changes in or modifications to the Index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

●

The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

PRS-13

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Risk Factors (Continued)

●

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index. Our affiliates or any dealer participating in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could result in an increase in the level of the Index on the pricing date, which would adversely affect investors in the notes by increasing the level at which the Index must close on the calculation day in order for investors in the notes to receive a favorable return.

●

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

●

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of the calculation day or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes.

●

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes.

●

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities and this projected profit will be in addition to the concession and/or distribution expense fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

PRS-14

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the cumulative interest amount per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per note	Cumulative interest amount(1)	Hypothetical pre-tax total rate of return(2)	Hypothetical pre-tax annualized rate of return(3)
175.00	75.00%	$1,678.66	$17.50	69.62%	7.68%
150.00	50.00%	$1,438.85	$17.50	45.63%	5.43%
130.00	30.00%	$1,247.00	$17.50	26.45%	3.38%
120.00	20.00%	$1,151.08	$17.50	16.86%	2.23%
110.00	10.00%	$1,055.16	$17.50	7.27%	1.00%
105.00	5.00%	$1,007.19	$17.50	2.47%	0.35%
104.25(4)	4.25%	$1,000.00	$17.50	1.75%	0.25%
102.50	2.50%	$1,000.00	$17.50	1.75%	0.25%
100.00(5)	0.00%	$1,000.00	$17.50	1.75%	0.25%
95.00	-5.00%	$1,000.00	$17.50	1.75%	0.25%
90.00	-10.00%	$1,000.00	$17.50	1.75%	0.25%
80.00	-20.00%	$1,000.00	$17.50	1.75%	0.25%
70.00	-30.00%	$1,000.00	$17.50	1.75%	0.25%
50.00	-50.00%	$1,000.00	$17.50	1.75%	0.25%
25.00	-75.00%	$1,000.00	$17.50	1.75%	0.25%
(1)	The cumulative interest amount is the sum of all interest payments received per note over the term of the notes.
(2)

The hypothetical pre-tax total rate of return is equal to the sum of the hypothetical redemption amount and the cumulative interest amount, expressed in terms of a percentage change from the original offering price.

(3)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(4)	The hypothetical upside threshold level.
(5)

The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The EURO STOXX 50® Index” below.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, ending level and upside threshold level.

PRS-15

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Hypothetical Payment at Stated Maturity

Set forth below are three examples of payment at stated maturity calculations, assuming hypothetical starting levels and ending levels as indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting level or upside threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and upside threshold level are set forth under “Terms of the Notes” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The EURO STOXX 50® Index” below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The hypothetical ending level is greater than the hypothetical upside threshold level:

Hypothetical starting level: 100.00

Hypothetical upside threshold level: 104.25

Hypothetical ending level: 120.00

Since the hypothetical ending level is greater than the hypothetical upside threshold level, the redemption amount would equal:

$1,000 +	$1,000 ×	120.00 – 104.25	× 95.9233%	= $1,151.08
100.00

Therefore, in addition to receiving interest on the interest payment dates (including the final interest payment on the stated maturity date), on the stated maturity date you would receive $1,151.08 per note.

Even though the Index increased by 20% from its starting level to its ending level in this example, your positive return in excess of the interest payments is only 15.11%, reflecting less than 1-for-1 participation in the appreciation of the Index in excess of the upside threshold level.

Example 2. The hypothetical ending level is greater than the hypothetical starting level but less than the hypothetical upside threshold level:

Hypothetical starting level: 100.00

Hypothetical upside threshold level: 104.25

Hypothetical ending level: 102.50

Since the hypothetical ending level is less than the hypothetical upside threshold level, the redemption amount would be equal to the original offering price. Therefore, in addition to receiving interest on the interest payment dates (including the final interest payment on the stated maturity date), on the stated maturity date you would receive $1,000.00 per note.

Even though the Index increased by 2.50% from its starting level to its ending level in this example, because the ending level is less than the upside threshold level, you will not receive any positive return in excess of the interest payments. As this example illustrates, the Index must appreciate by more than 4.50% from its starting level to its ending level in order for you to receive a positive return at maturity in excess of the interest payments.

Example 3. The hypothetical ending level is less than the hypothetical starting level:

Hypothetical starting level: 100.00

Hypothetical upside threshold level: 104.25

Hypothetical ending level: 50.00

Since the hypothetical ending level is less than the hypothetical starting level, the redemption amount would equal the original offering price. Therefore, in addition to receiving interest on the interest payment dates (including the final interest payment on the stated maturity date), on the stated maturity date you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the original offering price at maturity even in scenarios in which the ending level of the Index is less than the starting level (subject to issuer credit risk).

To the extent that the starting level, ending level and upside threshold level differ from the values assumed above, the results indicated above would be different.

PRS-16

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Additional Terms of the Notes

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the index sponsor is scheduled to publish the level of the Index and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;

●	determine the closing level of the Index under certain circumstances;

●	determine if adjustments are required to the closing level of the Index under various circumstances; and

●	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of (A), (B), (C) or (D) below, as determined by the calculation agent in its sole discretion:

(A)

Any of the following events occurs or exists with respect to any security included in the Index or any successor equity index, and the aggregate of all securities included in the Index or successor equity index with respect to which any such event occurs comprise 20% or more of the level of the Index or successor equity index:

●

a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;

●

any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or

●

the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.

PRS-17

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Additional Terms of the Notes (Continued)

(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Index or any successor equity index:

●

a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

●

any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or

●

the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.

(C)

The index sponsor fails to publish the level of the Index or any successor equity index (other than as a result of the index sponsor having discontinued publication of the Index or successor equity Index and no successor index being available).

(D)	Any related futures or options exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security included in the Index or any successor equity index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the index sponsor as part of the market opening data;

(2)

the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)

an “exchange business day” means any trading day on which (i) the index sponsor publishes the level of the index or any successor equity index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the calculation day, then the calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the time at which the official closing level of the Index is calculated and published by the index sponsor) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the time at which the official closing level of the Index is calculated and published by the index sponsor.

Adjustments to the Index

If at any time the sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change.

PRS-18

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Additional Terms of the Notes (Continued)

Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Wells Fargo will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the notes.

Events of Default and Acceleration

If an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

PRS-19

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

The EURO STOXX 50® Index

The EURO STOXX 50 Index is an equity index that is composed of 50 component stocks of sector leaders in 11 Eurozone countries and is intended to provide an indication of the pattern of common stock price movement in the Eurozone. STOXX Limited has announced that, as of September 19, 2016, Greece is no longer classified as a developed market and therefore the EURO STOXX 50 Index no longer includes component stocks from Greece. The information about the EURO STOXX 50 Index contained herein updates the information included in the accompanying market measure supplement. See “Description of Equity Indices—The EURO STOXX 50® Index” in the accompanying market measure supplement for additional information about the EURO STOXX 50 Index.

In addition, information about the EURO STOXX 50 Index may be obtained from other sources including, but not limited to, the EURO STOXX 50 Index sponsor’s website (including information regarding (i) the EURO STOXX 50 Index’s top ten constituents and their respective weightings, (ii) the EURO STOXX 50 Index’s sector weightings and (iii) the EURO STOXX 50 Index’s country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the EURO STOXX 50 Index is accurate or complete.

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2007 to October 17, 2017. The closing level on October 17, 2017 was 3607.77. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

PRS-20

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

The EURO STOXX 50® Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2007 through September 30, 2017 and for the period from October 1, 2017 to October 17, 2017.

	High	Low	Last

2007
First Quarter	4272.32	3906.15	4181.03
Second Quarter	4556.97	4189.55	4489.77
Third Quarter	4557.57	4062.33	4381.71
Fourth Quarter	4489.79	4195.58	4399.72
2008
First Quarter	4339.23	3431.82	3628.06
Second Quarter	3882.28	3340.27	3352.81
Third Quarter	3445.66	3000.83	3038.20
Fourth Quarter	3113.82	2165.91	2447.62
2009
First Quarter	2578.43	1809.98	2071.13
Second Quarter	2537.35	2097.57	2401.69
Third Quarter	2899.12	2281.47	2872.63
Fourth Quarter	2992.08	2712.30	2964.96
2010
First Quarter	3017.85	2631.64	2931.16
Second Quarter	3012.65	2488.50	2573.32
Third Quarter	2827.27	2507.83	2747.90
Fourth Quarter	2890.64	2650.99	2792.82
2011
First Quarter	3068.00	2721.24	2910.91
Second Quarter	3011.25	2715.88	2848.53
Third Quarter	2875.67	1995.01	2179.66
Fourth Quarter	2476.92	2090.25	2316.55
2012
First Quarter	2608.42	2286.45	2477.28
Second Quarter	2501.18	2068.66	2264.72
Third Quarter	2594.56	2151.54	2454.26
Fourth Quarter	2659.95	2427.32	2635.93
2013
First Quarter	2749.27	2570.52	2624.02
Second Quarter	2835.87	2511.83	2602.59
Third Quarter	2936.20	2570.76	2893.15
Fourth Quarter	3111.37	2902.12	3109.00
2014
First Quarter	3172.43	2962.49	3161.60
Second Quarter	3314.80	3091.52	3228.24
Third Quarter	3289.75	3006.83	3225.93
Fourth Quarter	3277.38	2874.65	3146.43
2015
First Quarter	3731.35	3007.91	3697.38
Second Quarter	3828.78	3424.30	3424.30
Third Quarter	3686.58	3019.34	3100.67
Fourth Quarter	3506.45	3069.05	3267.52
2016
First Quarter	3178.01	2680.35	3004.93
Second Quarter	3151.69	2697.44	2864.74
Third Quarter	3091.66	2761.37	3002.24
Fourth Quarter	3290.52	2954.53	3290.52
2017
First Quarter	3500.93	3230.68	3500.93
Second Quarter	3658.79	3409.78	3441.88
Third Quarter	3594.85	3388.22	3594.85
October 1, 2017 to October 17, 2017	3613.54	3594.91	3607.77

PRS-21

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the notes are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;

●	PTCE 95-60, for specified transactions involving insurance company general accounts;

●	PTCE 91-38, for specified transactions involving bank collective investment funds;

●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

●	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any plan or Non-ERISA Arrangement; or

●

the purchase and holding of the notes by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the notes and the availability of exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

PRS-22

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Benefit Plan Investor Considerations (Continued)

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-23

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

●	a financial institution;

●	a “regulated investment company”;

●	a “real estate investment trust”;

●	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

●	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

●	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the alternative minimum tax or the Medicare tax on net investment income. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

PRS-24

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

United States Federal Tax Considerations (Continued)

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you generally will be required to include interest in your taxable income each year in excess of the stated interest payments actually received in that year.

Under the contingent debt regulations you must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

●	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

●	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

●	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield.

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

We have determined that the comparable yield for the notes is a rate of 1.84% per annum, compounded quarterly. Based on the comparable yield set forth above, the projected payment schedule for a note (assuming a face amount of $1,000) consists of payments of 0.25% per annum, paid quarterly, and a projected payment of $1,118.60 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

The following table states the amount of OID (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above. Under the rules described above, the receipt of a stated interest payment will not be treated as a separate item of income in addition to the OID shown in the table below, but will instead reduce a U.S. holder’s basis in the note as discussed below.

PRS-25

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

United States Federal Tax Considerations (Continued)

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through January 22, 2018	$4.70	$4.70
January 23, 2018 through April 22, 2018	$4.62	$9.32
April 23, 2018 through July 22, 2018	$4.64	$13.96
July 23, 2018 through October 22, 2018	$4.66	$18.61
October 23, 2018 through January 22, 2019	$4.67	$23.29
January 23, 2019 through April 22, 2019	$4.69	$27.98
April 23, 2019 through July 22, 2019	$4.71	$32.69
July 23, 2019 through October 22, 2019	$4.73	$37.42
October 23, 2019 through January 22, 2020	$4.75	$42.17
January 23, 2020 through April 22, 2020	$4.77	$46.94
April 23, 2020 through July 22, 2020	$4.79	$51.73
July 23, 2020 through October 22, 2020	$4.81	$56.53
October 23, 2020 through January 22, 2021	$4.83	$61.36
January 23, 2021 through April 22, 2021	$4.84	$66.20
April 23, 2021 through July 22, 2021	$4.86	$71.07
July 23, 2021 through October 22, 2021	$4.88	$75.95
October 23, 2021 through January 22, 2022	$4.90	$80.85
January 23, 2022 through April 22, 2022	$4.92	$85.78
April 23, 2022 through July 22, 2022	$4.94	$90.72
July 23, 2022 through October 22, 2022	$4.96	$95.68
October 23, 2022 through January 22, 2023	$4.98	$100.66
January 23, 2023 through April 22, 2023	$5.00	$105.65
April 23, 2023 through July 22, 2023	$5.02	$110.69
July 23, 2023 through October 22, 2023	$5.04	$115.73
October 23, 2023 through January 22, 2024	$5.06	$120.80
January 23, 2024 through April 22, 2024	$5.08	$125.88
April 23, 2024 through July 22, 2024	$5.10	$130.98
July 23, 2024 through the Maturity Date	$5.12	$136.11

Sale, Exchange or Retirement of Notes. You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note. Any gain recognized will be treated as ordinary interest income and loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between (a) the amount received by you and (b) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes.

PRS-26

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

United States Federal Tax Considerations (Continued)

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;

●	a foreign corporation; or

●	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes. Subject to the discussions below concerning Section 871(m) and FATCA, you generally will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

●	you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

●	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

●	you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

●	you provide to the applicable withholding agent an appropriate IRS Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

PRS-27

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

United States Federal Tax Considerations (Continued)

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to amounts treated as interest on the notes and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. If you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, you may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest or as “dividend equivalents” and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

PRS-28

Market Linked Notes—Particpation above Upside Threshold with

Periodic Interest and Principal Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment therefor on or about the issue date specified in this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days after the date the notes are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes at any time prior to the second business day preceding the issue date will be required, by virtue of the fact that the notes will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Notice to Prospective Investors in Uruguay

The sale of the notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Notice to Prospective Investors in China

This document does not constitute an offer to sell or the solicitation of an offer to buy any notes in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan, the “PRC”) to any person to whom it is unlawful to make the offer or solicitation in the PRC. Wells Fargo does not represent that this document may be lawfully distributed, or that any notes may be lawfully offered, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

PRS-29